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                                                                    EXHIBIT 99.1

MEDIALOGIC
310 South Street
Plainville, MA 02762
Fax: 508/695/2005

Contact:  Paul M.O'Brien               Richard Adler/Arthur Dimond
MediaLogic, Inc.                       Dimond Communciations Group
(508)695-2006                          (617) 424-8373
mladl@aol.com                          adimond@dimondgroup.com
                                       radler@dimondgroup.com


                        MEDIALOGIC COMPLETES PRIVATE PLACEMENT

    PLAINVILLE, MA, November 5, 1997 - MediaLogic, Inc. (AMEX:TST), a leading developer of automated data library systems, today announced that it has completed a private placement of debt convertible into shares of the Company's common stock..

    According to the Company's president, William E. Davis, Jr., the gross proceeds of the placement were $750,000 and will be used primarily for the production of DLT libraries to meet a growing backlog for this, the company's newest tape library system.

    Davis said: " Market response to our entire product line -- 4mm, 8mm, AIT, and DLT systems -- is strong. This investment is evidence of investors' confidence in our tape-based library products and in the future of our company."

    The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding development and sales of the Company's ADL product line. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.

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Founded in 1982, MediaLogic, Inc. develops and manufactures tape-based automated data libraries designed to meet corporate information management needs. The Company also provides evaluation equipment for computer disks and tape, and manufactures AccuCopy industrial disk drives for high reliability applications.

    For further information on MediaLogic and its products, visit the company's web site at http//www.ADLinc.com.










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